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                                                                    Exhibit 99.1





                            [KIRKLAND'S LETTERHEAD]
================================================================================
                                                                    News Release
Contact:       Rennie Faulkner
               Executive Vice President & CFO
               (731) 668-2444

           KIRKLAND'S HIRES DWAYNE COCHRAN AS EVP OF STORE OPERATIONS

JACKSON, Tenn. (October 26, 2004) -- Kirkland's, Inc. (NASDAQ/NM: KIRK) today announced that Dwayne Cochran has joined the Company as Executive Vice President and Director of Stores, a newly created position at the Company. He will be responsible for all store operations and personnel for the Company's 302 stores in 37 states. Mr. Cochran replaces C. Edmond Wise, Jr., who has resigned as the Company's Senior Vice President of Store Operations.

Mr. Cochran joined Pier 1 Imports in 1995 and quickly rose through the ranks, becoming East Zone Vice President in 1997. In that capacity, he oversaw operations for over 350 stores on the Eastern seaboard and all of Canada. Mr. Cochran previously was a regional manager at Brookstone for five years and served in various store management and supervisory positions at Johnston & Murphy for seven years.

Robert Alderson, President and Chief Executive Officer of Kirkland's, said, "We are very excited to add a person of Dwayne's expertise and caliber to the Kirkland's management team. He is recognized as a 'rising star' in our industry, and we have high hopes for the leadership he can bring to our stores as we focus on improving our performance and growing our store base. His experience is right on point for the continuing transition in our store base toward more customer-friendly, off-mall locations. Furthermore, as someone who has run the largest territory for a leading company in our industry, Dwayne brings a solid understanding of the tools and techniques needed to manage a larger business successfully."

Kirkland's, Inc. was founded in 1966 and is a leading specialty retailer of home decor in the United States. Although originally focused in the Southeast, the Company has grown beyond that region and currently operates 302 stores in 37 states. The Company's stores present a broad selection of distinctive merchandise, including framed art, mirrors, candles, lamps, picture frames, accent rugs, garden accessories and artificial floral products. The Company's stores also offer an extensive assortment of holiday merchandise, as well as items carried throughout the year suitable for giving as gifts. More information can be found at www.kirklands.com.

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause Kirkland's actual results to differ materially from forecasted results. Those risks and uncertainties include, among other things, the competitive environment in the home decor industry in general and in Kirkland's specific market areas, inflation, product availability and growth opportunities, seasonal fluctuations, and economic conditions in general. Those and other risks are more fully described in Kirkland's filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K filed on April 15, 2004. Kirkland's disclaims any obligation to update any such factors or to publicly announce results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

           805 N. Parkway | Jackson, Tennessee 38305 | (731) 668-2444